Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-115378, 333-115379, 333-115380, 333-70646, 333-22883, 333-02135 and 333-22881) pertaining to certain employee benefit plans of Tyson Foods, Inc., and in the Registration Statements (Form S-3 No. 333-53171, Form S-3 ASR No. 333-132434 and Form S-4 No. 333-160283) of Tyson Foods, Inc. and in the related Prospectuses of our reports dated November 23, 2009, with respect to the consolidated financial statements and schedule of Tyson Foods, Inc. and the effectiveness of internal control over financial reporting of Tyson Foods, Inc., included in this Annual Report (Form 10-K) for the year ended October 3, 2009.

/s/ Ernst & Young LLP

Rogers, Arkansas
November 23, 2009